UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K/A

Amendment No. 1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 30, 2014

FTD Companies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35901	32-0255852
(State or Other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3113 Woodcreek Drive

Downers Grove, Illinois 60515

(Address of Principal Executive Offices) (ZIP Code)

Telephone: (630) 719-7800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to Current Report on Form 8-K (this “Amendment”) is being filed to add Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2 to the Current Report on Form 8-K filed by the registrant on July 30, 2014 (the “Original 8-K”), and to reflect these additions in Items 1.01 and 9.01.  The registrant indicated in the Original 8-K that Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2 would be filed by amendment.  In addition, this Amendment is being filed to add the disclosure set forth  under Item 5.02 herein.

Item 1.01              Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On July 30, 2014, FTD Companies, Inc. (“FTD” or the “Company”), Liberty Interactive Corporation (“Liberty”) and Provide Commerce, Inc., an indirect wholly owned subsidiary of Liberty (“Provide Commerce”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”).

Pursuant to the terms of the Stock Purchase Agreement, FTD (through a wholly owned subsidiary) will acquire from Liberty all of the issued and outstanding shares of Provide Commerce’s common stock, par value $0.0001 per share, for an aggregate purchase price of approximately $430 million, consisting of (i) cash consideration of approximately $121 million and (ii) approximately 10.2 million shares (the “FTD Shares”) of FTD’s common stock, par value $0.0001 per share (the “FTD Common Stock”) (the “Transaction”).  The cash portion of the purchase price is subject to adjustment for changes in Provide Commerce’s working capital as of the date of closing of the Transaction and certain transaction expenses.  The stock portion of the purchase price consists of the number of shares of FTD Common Stock equal to 35% of the issued and outstanding shares of FTD Common Stock on July 29, 2014, valued at the volume weighted average closing price of FTD Common Stock for the ten trading days ended July 28, 2014.

The closing of the Transaction is subject to various customary closing conditions, including, among others, (1) approval by FTD’s stockholders of the issuance of the FTD Shares, (2) the absence of any law or order from any court or governmental authority preventing or prohibiting the Transaction, (3) expiration or termination of the waiting periods under applicable antitrust laws, (4) the absence of any event or development that has had a material adverse effect on FTD or Provide Commerce, and (5) the continued effectiveness of a waiver of section 203 of the General Corporation Law of the State of Delaware with respect to Liberty.

The Stock Purchase Agreement contains customary representations and warranties made by each of FTD, Liberty and Provide Commerce.  The parties have also agreed to various covenants in the Stock Purchase Agreement, including, among other things, covenants (a) to conduct their respective operations in the ordinary course of business consistent with past practice, (b) to cooperate to prepare and file FTD’s proxy statement in connection with obtaining the approval of FTD’s stockholders of the issuance of the FTD Shares, (c) restricting, subject to certain limitations, FTD’s ability to solicit or enter into certain alternative transactions, and (d) to complete, and to cooperate in connection with, the financing transactions contemplated by the

Commitment Letter (as described below), or to obtain alternative financing for the Transaction.  The parties have also agreed that prior to closing the Transaction, Liberty will separate, by means of a distribution, the RedEnvelope business from the Provide Commerce business that FTD will acquire in the Transaction.

In addition, pursuant to the terms of the Stock Purchase Agreement and the Investor Rights Agreement (as described below), FTD will increase the size of its board of directors from seven to eleven directors, with Liberty selecting four new directors for appointment to the board as of the closing of the Transaction.

The Stock Purchase Agreement contains certain termination rights for both FTD and Liberty (for itself and on behalf of Provide Commerce) and further provides that FTD must pay to Liberty certain termination fees upon termination of the Stock Purchase Agreement under the following circumstances:

•                                          a termination fee of $10.75 million if (1) either party terminates the Stock Purchase Agreement because the Transaction has not closed by January 31, 2015 or a later date under certain circumstances or because FTD’s stockholders fail to approve the issuance of the FTD Shares, and (a) an alternative acquisition proposal for FTD was announced prior to the event giving rise to such termination right and (b) within twelve months of such termination FTD enters into a definitive agreement to consummate such alternative acquisition proposal, or (2) Liberty terminates the Stock Purchase Agreement because FTD’s board of directors changes its recommendation to stockholders regarding the issuance of the FTD Shares, fails to recommend against a third party tender offer for FTD, breaches its “no-shop” covenant, fails to take certain actions in connection with the solicitation of votes for approval of the issuance of the FTD Shares or fails to call and hold the special meeting of stockholders;

•                                          a termination fee of $12.9 million if, subject to Liberty’s prior matching right, FTD terminates the Stock Purchase Agreement in order to enter into a superior proposal for the acquisition of FTD; and

•                                          a termination fee of $17.2 million if, subject to Liberty’s prior matching right, Liberty terminates the Stock Purchase Agreement because FTD’s board of directors changes its recommendation to stockholders regarding the issuance of the FTD Shares due to the occurrence of certain not reasonably foreseeable intervening events materially and disproportionately favorable to FTD.

Further, the Stock Purchase Agreement provides that Liberty must pay a termination fee of $6 million to FTD if FTD terminates the Stock Purchase Agreement because of Provide Commerce’s failure to deliver certain audited and unaudited financial statements of Provide Commerce.

Subject to certain exceptions and other provisions, Liberty and FTD have agreed to indemnify each other for breaches of representations and warranties, breaches of covenants and certain other matters.  The indemnification provided by each party to the other with respect to breaches of certain representations and warranties is subject to a cap on losses of $86 million and applies only to the extent such losses exceed $4.3 million in the aggregate, each of which cap and deductible amounts is subject to certain exceptions.

Completion of the Transaction is anticipated to occur in late 2014, although there can be no assurance the Transaction will occur within the expected timeframe or at all.

Investor Rights Agreement

Concurrent with the closing of the Transaction, Liberty and FTD will enter into an Investor Rights Agreement (the “Investor Rights Agreement”).

Under the terms of the Investor Rights Agreement, Liberty will be restricted from acquiring additional shares of FTD Common Stock if, (1) until December 31, 2016, following such acquisition, Liberty would own in excess of 37.5% of the total number of the outstanding shares of FTD Common Stock and (2) after December 31, 2016, following such acquisition, Liberty would own in excess of 40% of the total number of outstanding shares of FTD Common Stock, in each case, subject to certain exceptions.  Notwithstanding these restrictions, Liberty would be permitted, subject to certain conditions, to make a non-negotiated permitted tender offer to acquire additional shares of FTD Common Stock if, (a) after December 31, 2016, Liberty has negotiated in good faith with FTD’s board of directors for a period of at least thirty days and is unable to reach an agreement on a transaction or (b) at any time, a third party makes an unsolicited tender offer for shares of FTD Common Stock and FTD fails to take customary defensive actions, provided, (i) in either case, that Liberty’s tender offer must be an offer for all outstanding shares of FTD Common Stock and (ii) Liberty’s tender offer cannot close until a majority of the outstanding shares of FTD Common Stock not owned by Liberty have been tendered, provided that the requirement in this clause (ii) does not apply in the event a third party makes an unsolicited tender offer for shares of FTD Common Stock.

The Investor Rights Agreement further provides that during the 18 month period following the closing of the Transaction (the “Restricted Period”), Liberty will be bound by customary standstill provisions, including covenants not to solicit competing proxies or call special meetings of FTD’s stockholders, subject to the earlier expiration of the standstill provisions or certain waivers thereto upon the occurrence of certain events.  In addition, during the Restricted Period, Liberty may not transfer any shares of FTD Common Stock that it owns, subject to certain exceptions.  After the expiration of the Restricted Period, Liberty may sell shares of FTD Common Stock, subject to FTD’s right of first refusal with respect to certain market sales, provided that in no event may Liberty sell FTD Common Stock to any person if such person would beneficially own in excess of 15% of the total outstanding shares of FTD Common Stock, subject to certain exceptions.  Beginning 36 months after closing of the Transaction, Liberty would be permitted to transfer its shares of FTD Common Stock in a block sale to a single party, subject to certain limitations with respect to the transferee and FTD’s right of first offer.  The Investor Rights Agreement also includes limitations on pledging, stock lending transactions and hedging by Liberty of shares of FTD Common Stock.

Pursuant to the terms of the Investor Rights Agreement, Liberty is entitled to customary demand and piggyback registration rights and, subject to certain limitations, a participation right pursuant to which Liberty may maintain its ownership percentage of FTD Common Stock.

The Investor Rights Agreement provides that, for so long as Liberty owns at least 15% of the outstanding shares of FTD Common Stock, FTD is required to provide advance notice to Liberty before entering into an agreement regarding a merger, consolidation, change of control or other business combination transaction.  In addition, if FTD enters into an agreement with a third party that would result in a change of control of FTD, FTD may issue to such third party, outside of Liberty’s participation right described above, a number of shares of FTD Common Stock equal to 19.9% of the total number of shares then outstanding.  However, such issuance will not dilute Liberty’s right to representation on FTD’s board of directors.

As described above, Liberty will be entitled to select four new directors for appointment to FTD’s board of directors as of the closing of the Transaction.  Pursuant to the Investor Rights Agreement, following the closing, (a) Liberty will be entitled to proportional representation on the board of directors based upon its ownership percentage, rounded up to the next whole number of directors, (b) FTD will be required to use its reasonable best efforts to cause the election of each Liberty nominee at subsequent FTD stockholders meetings, (c) at least half of Liberty’s nominees must be independent under applicable listing standards, subject to Liberty’s rights to have at least two Liberty officers serving as directors, and (d) FTD must appoint one of Liberty’s nominees to each committee of FTD’s board of directors, subject to applicable listing standards and provided that no such director may serve as chairman of the board or chairman of a committee.  In addition, for a period of five years (or six years, in the event FTD’s board of directors ceases to be classified or FTD implements majority voting for directors), and so long as (x) a Liberty-nominated director remains on the board and (y) Liberty owns less than 50% of the outstanding shares, Liberty will be required to vote its shares of FTD Common Stock in favor of FTD’s director nomination slate at each stockholders meeting at which directors are to be elected.  So long as Liberty owns at least 5% of the outstanding shares of FTD Common Stock, Liberty has agreed to attend, in person or by proxy, all meetings of FTD’s stockholders so that such shares may be counted for purposes of determining a quorum at such meetings.

Other Agreements

In connection with the Transaction, certain additional agreements have been or will be entered into, including a Services Agreement, which Liberty and Provide Commerce will enter into concurrent with the closing of the Transaction.  Pursuant to the Services Agreement, Provide Commerce will, on a transitional basis, provide Liberty with certain support services and other assistance after the Transaction in respect of the distributed RedEnvelope business.

Commitment Letter

Concurrent with the signing of the Stock Purchase Agreement, FTD entered into a financing commitment letter (the “Commitment Letter”) with Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), Wells Fargo Bank, National Association (“WF Bank”) and Wells Fargo Securities, LLC (“WF Securities” and together with Bank of America, Merrill Lynch and WF Bank, the “Lenders”).  The Commitment

Letter provides, on the terms and subject to the conditions set forth in the Commitment Letter, for a new term loan facility in an aggregate principal amount of $130 million (the “Term Loan”), which will be added to FTD’s existing credit agreement providing for its $350 million revolving credit facility (the “Existing Credit Agreement”). However, if the required consent of the lenders under the Existing Credit Agreement to amend the Existing Credit Agreement to add the Term Loan and permit the Transaction, as well as to make certain other amendments described in the Commitment Letter (the “Proposed Amendment”), cannot be obtained, the Term Loan will be advanced pursuant to documentation for a new backstop bank facility comprised of revolving credit facilities in an aggregate principal amount of up to $350 million and the Term Loan, which will refinance and replace the Existing Credit Agreement on terms materially similar to those of the Existing Credit Agreement, taking into account the Proposed Amendment (the “Backstop Bank Facility”).  The Term Loan and the Backstop Bank Facility are fully underwritten by Bank of America and WF Bank.  The Commitment Letter further provides for an advance under the Existing Credit Agreement or the Backstop Bank Facility, as applicable, in connection with the closing of the Transaction, which advance shall be used to finance the cash portion of the Transaction purchase price.  The proceeds of the Term Loan will be used to repay outstanding revolving loans under the Existing Credit Agreement or the Backstop Bank Facility, as applicable.  FTD expects the financing under the Commitment Letter, together with cash balances, to be sufficient to provide the financing necessary to pay the cash portion of the purchase price under the Stock Purchase Agreement.  The financing commitments of the Lenders are subject to certain limited conditions set forth in the Commitment Letter.

The foregoing descriptions of the Stock Purchase Agreement, Investor Rights Agreement and Commitment Letter do not purport to be complete and are qualified in their entirety by reference to the Stock Purchase Agreement, form of Investor Rights Agreement and Commitment Letter, which are filed as Exhibit 2.1, Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

The Stock Purchase Agreement and form of Investor Rights Agreement have been included as exhibits to this Current Report on Form 8-K to provide investors and security holders with information regarding their respective terms.  They are not intended to provide any other financial information about the parties thereto or their respective subsidiaries or affiliates.  The representations, warranties and covenants contained in the Stock Purchase Agreement and the Investor Rights Agreement are made only for purposes of those agreements and as of specific dates; are solely for the benefit of the parties thereto; may be subject to limitations agreed upon by such parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties thereto instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the parties to the Stock Purchase Agreement or the Investor Rights Agreement or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the dates of the Stock Purchase Agreement or the Investor Rights Agreement, which subsequent information may or may not be fully reflected in public disclosures by the parties thereto.

Item 2.02                                           Results of Operations and Financial Condition.

On July 30, 2014, the Company issued a press release containing preliminary, unaudited financial results for the quarter ended June 30, 2014 and other financial information.  A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.  The information in this Item 2.02 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), except as shall be expressly set forth by specific reference in such filing.

Item 3.02                                           Unregistered Sales of Equity Securities.

Pursuant to the Stock Purchase Agreement described above in Item 1.01 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference, FTD has agreed to deliver the FTD Shares to Liberty at the closing of the Transaction, subject to the satisfaction of the closing conditions set forth in the Stock Purchase Agreement.  The issuance of the FTD Shares by FTD to Liberty will be made pursuant to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933.

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with FTD’s entry into the Stock Purchase Agreement, on July 28, 2014, FTD entered into amended and restated employment agreements (the “Employment Agreements”) with its current President and Chief Executive Officer, Robert S. Apatoff, Executive Vice President and Chief Financial Officer, Becky A. Sheehan, and Executive Vice President, General Counsel and Secretary, Scott D. Levin.  Each Employment Agreement will be effective on the date of the closing of the Transaction with a term expiring on December 31, 2019.

Pursuant to the Employment Agreements, Mr. Apatoff’s, Ms. Sheehan’s and Mr. Levin’s then-current annual base salaries will be increased by $100,000, $50,000 and $50,000, respectively, immediately upon the Employment Agreements’ effectiveness.  In addition, upon the Employment Agreements’ effectiveness, Mr. Apatoff, Ms. Sheehan and Mr. Levin will be granted an award of restricted stock units with a value of $730,000, $438,000 and $306,000, respectively, which awards shall vest at the rate of one-third on each of the first three anniversaries of the grant date.  The restricted stock unit awards will be granted pursuant to a Restricted Stock Unit Issuance Agreement for Officers with Employment Agreements, the form of which was previously filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on November 13, 2013.  Each executive officer will remain eligible to participate in each of FTD’s employee benefit plans that are generally available to all employees or senior executives and to participate in an annual bonus program with a target bonus set by FTD’s board of directors in an amount of up to 100% of the executive’s annual base salary.

Each Employment Agreement also provides that if the executive’s employment is terminated without cause, or the executive resigns for good reason, in connection with, or within 24 months (36 months with regard to the consummation of the Transaction) following, a change in control of FTD, then the executive’s outstanding equity awards will vest in full (except to the extent that the award agreement provides for more favorable treatment).  If the executive’s employment is terminated without cause, or the executive resigns for good reason, other than in connection with, or within 24 months following, a change in control, then the executive will receive an additional 12 months of vesting credit under the executive’s outstanding equity awards (except to the extent that the award agreement provides for more favorable treatment), applied as if such awards vested in equal monthly increments over the vesting period.  If the executive’s employment is terminated without cause, or the executive resigns for good reason, whether or not in connection with a change in control, then the executive will be entitled to a severance payment, payable in 12 equal monthly installments (or in a lump sum in the case of a change in control separation), in an aggregate amount equal to the sum of (i) two times the executive’s then-current annual rate of base salary and (ii) two times the executive’s target bonus for the fiscal year in which the termination occurs.  The executive will also be entitled to any earned but unpaid bonus for the fiscal year preceding the executive’s termination and a prorated bonus for the year of termination based on the actual level of performance goal attainment or, in the case of an involuntary termination during the same year as the change in control event, based on the executive’s target bonus for such year.  Finally, the executive will be entitled to continued medical and dental coverage provided by the Company for a period of 12 months following the date of termination.

Each of Mr. Apatoff, Ms. Sheehan and Mr. Levin have agreed to a 12-month non-competition agreement and to provide FTD with a standard release of claims.  If an executive’s employment is terminated due to the executive’s death or disability, then the executive will receive an additional 12 months of vesting credit under the executive’s outstanding equity awards, applied as if such awards vested in equal monthly increments over the vesting period.

For purposes of the Employment Agreements, “change of control” generally has the meaning assigned to such term in FTD’s most recently-adopted equity compensation plan, provided that a “change of control” also includes (1) the consummation of the Transaction, (2) the consummation of any subsequent transaction in which Liberty for the first time increases its beneficial ownership of FTD Common Stock to more than 50% (or such lesser percentage as may apply at such time under such equity compensation plan or outstanding award thereunder) of the total combined voting power of the Company’s outstanding securities and (3) any sale by Liberty of all or part of its interest in securities of the Company in a single transaction (or in a series of related transactions) to any non-affiliate of Liberty that results in such person having beneficial ownership to securities possessing at least 20% of the total combined voting power of the Company’s outstanding securities.

The foregoing description of the Employment Agreements does not purport to be complete and is qualified in its entirety by reference to the Employment Agreements, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

Item 8.01              Other Events.

On July 30, 2014, the Company and Liberty issued a joint press release announcing the Company’s acquisition of Provide Commerce. A copy of the press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.

The Company will host a conference call and webcast to discuss the Transaction at 9:00 a.m. Eastern Time on July 30, 2014. A copy of the slides to be presented as part of the webcast is filed as Exhibit 99.3 to this Current Report on Form 8-K and incorporated herein by reference.

Cautionary Information Regarding Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity.  Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements.  These forward-looking statements include, but are not limited to, statements regarding potential acquisitions, including the planned acquisition of Provide Commerce; statements regarding expected synergies and benefits of the planned acquisition of Provide Commerce; expectations about future business plans, prospective performance and opportunities; statements regarding regulatory approvals; statements regarding the expected timing of the completion of the planned acquisition of Provide Commerce; and statements about our strategies.  Potential factors that could affect these forward-looking statements include, among others, the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreements; the risk that the necessary stockholder approval may not be obtained; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated; the risk that the proposed transaction will not be consummated in a timely manner; risks that any of the closing conditions to the proposed transaction may not be satisfied or may not be satisfied in a timely manner; risks related to disruption of management time from ongoing business operations due to the proposed transaction; failure to realize the benefits expected from the proposed transaction; failure to promptly and effectively integrate the acquisition; and the effect of the announcement of the proposed transaction on the ability of FTD and Provide Commerce to retain customers and retain and hire key personnel, maintain relationships with suppliers, and on their operating results and businesses generally, as well as the factors disclosed in the Company’s filings with the Securities and Exchange Commission, including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted.  Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information

FTD will solicit the required approval of its stockholders by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission (SEC) filing and review process.  The proxy statement will contain information about FTD, Provide Commerce, the proposed transaction and related matters.  FTD stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction.  In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the SEC’s web site, www.sec.gov, or from FTD at its website, www.ftdcompanies.com, or FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, IL 60515, Attention: Corporate Secretary.

Participants in Solicitation

FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed transaction.  Information regarding any interests that FTD’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description
2.1	Stock Purchase Agreement, by and among FTD Companies, Inc., Liberty Interactive Corporation and Provide Commerce, Inc., dated July 30, 2014*

10.1	Form of Investor Rights Agreement, by and between Liberty Interactive Corporation and FTD Companies, Inc.

10.2

Commitment Letter, by and among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and FTD Companies, Inc., dated July 30, 2014

99.1	Press Release dated July 30, 2014†

99.2	Press Release dated July 30, 2014‡

99.3	Investor Presentation dated July 30, 2014‡

*                                         Schedules and other similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules and other similar attachments upon request by the Securities and Exchange Commission, provided that the registrant may request confidential treatment for any schedule or other similar attachment so furnished.

†                                         Previously furnished.

‡                                         Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTD COMPANIES, INC.

Dated: July 30, 2014	By:	/s/ Becky A. Sheehan
		Name:	Becky A. Sheehan
		Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement, by and among FTD Companies, Inc., Liberty Interactive Corporation and Provide Commerce, Inc., dated July 30, 2014*

10.1	Form of Investor Rights Agreement, by and between Liberty Interactive Corporation and FTD Companies, Inc.

10.2

Commitment Letter, by and among Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Wells Fargo Bank, National Association, Wells Fargo Securities, LLC and FTD Companies, Inc., dated July 30, 2014

99.1	Press Release dated July 30, 2014†

99.2	Press Release dated July 30, 2014‡

99.3	Investor Presentation dated July 30, 2014‡

*                                         Schedules and other similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K.  The registrant hereby undertakes to furnish supplementally copies of any of the omitted schedules and other similar attachments upon request by the Securities and Exchange Commission, provided that the registrant may request confidential treatment for any schedule or other similar attachment so furnished.

†              Previously furnished.

‡              Previously filed.